Exhibit 99.2

Contact:
Crescendo Communications, LLC
David Waldman or Klea Theoharis
Tel: (212) 671-1020
Email: newn@crescendo-ir.com

New Energy Systems Group to Present at the
 Rodman & Renshaw Annual Global Investment Conference in New York

New York and Shenzhen – September 8, 2010 – New Energy Systems Group (NYSE Amex: NEWN) (“New Energy” or the “Company”), a vertically integrated original design manufacturer and distributor of lithium-ion batteries and backup power systems, today announced that it will be a presenter at the Rodman & Renshaw Annual Global Investment Conference taking place in New York on September 12 - 15, 2010.  Mr. Weihe Yu, Chairman of New Energy Systems Group, and other members of the management team will be in attendance.  The Company is scheduled to present on Monday, September 13, 2010 at 11:40 a.m. Eastern Time.

The presentation will be broadcast live via the internet. The broadcast will include slides and an audio webcast, which can be accessed from the investor relations section of the Company's website: www.newenergysystemsgroup.com. The replay will be available within one hour of the live presentation and will remain available for 90 days following the conference.

About Rodman & Renshaw

Rodman & Renshaw is a full-service investment bank dedicated to providing corporate finance, strategic advisory and related services to public and private companies across multiple sectors and regions. Rodman also provides research and sales and trading services to institutional investors. Rodman is the leader in the PIPE (private investment in public equity) and RD (registered direct offering) transaction markets. Rodman has been ranked the #1 Placement Agent in terms of the aggregate number of PIPE and RD financing transactions completed every year since 2005.

About New Energy Systems Group

New Energy Systems Group is a vertically integrated original design manufacturer and distributor of lithium-ion batteries and backup power systems for mobile phones, laptops, digital cameras, MP3s and a variety of other portable electronics. The Company’s end-user consumer products are sold under the Anytone brand in China, and New Energy has recently begun expanding its international sales efforts. The fast pace of new mobile device introductions in China combined with a growing middle class make it fertile ground for New Energy’s end-user consumer products as well as its high-powered, lightweight lithium-ion batteries. In addition to historically strong organic growth, New Energy anticipates that it will benefit from economies of scale, broader distribution, and greater production capacity beginning in 2010. Additional information about the Company is available at:
 www.newenergysystemsgroup.com.

Forward Looking Statements

Except for the historical information, the matters discussed in this news release may contain forward-looking statements, including, but not limited to, factors relating to future results. These forward-looking statements may involve a number of risks and uncertainties. Actual results may differ materially based on a number of factors, including, but not limited to, uncertainties in product demand, risks related to doing business in China, the impact of competitive products and pricing, changing economic conditions around the world, release and sales of new products and other risk factors detailed in the Company's most recent annual report and other filings with the Securities and Exchange Commission.

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